EXHIBIT 99.1

                                  NEWS RELEASE

                                                   Investor Relations Contacts:
                                 Susan Spratlen or Chris Paulsen (972) 444-9001

       Pioneer Announces Change of Control Offer and Consent Solicitation for Evergreen's 5.875% Senior Subordinated Notes Due 2012

Dallas, Texas, October 12, 2004 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) today announced that it has commenced a change of control offer to purchase (the "Change of Control Offer") any or all of the 5.875% Senior Subordinated Notes due 2012 (the "Notes"), originally issued by Evergreen Resources, Inc., a Colorado corporation ("Evergreen"), pursuant to the Indenture dated March 10, 2004 (as amended and supplemented, the "Indenture"), by and between Pioneer (as successor to Evergreen) and Wachovia Bank, National Association, as trustee. The Change of Control Offer expires at 5:00 p.m., New York City time, on Wednesday, November 10, 2004, unless extended by Pioneer at its sole discretion.

On September 28, 2004, Pioneer and Evergreen completed a $2.1 billion merger in which Evergreen became a wholly-owned subsidiary of Pioneer. As a result of that merger, a Change of Control (as defined in the Indenture) of Evergreen has occurred. Also, as a result of subsequent mergers involving Pioneer and certain of its subsidiaries (including Evergreen), Pioneer became the successor to Evergreen as the sole obligor under the Indenture and the Notes. The Notes are now general unsecured obligations of Pioneer that are subordinated to its existing and future senior debt.

Pursuant to the Indenture, when a Change of Control occurs, each holder of the Notes has the right to require Pioneer (as successor to Evergreen) to repurchase any or all of that holder's Notes. In accordance with the Indenture, Pioneer is offering to purchase any or all Notes (in principal amounts of $1,000 or an integral multiple thereof) at a purchase price in cash equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest (if any) up to, but not including, the date of purchase.

In addition to the Change of Control Offer, Pioneer is soliciting consents to amendments to the Indenture. The proposed amendments will:

         o eliminate the subordination of the right of payment on the Notes to the payment in full of all existing and future senior indebtedness of Pioneer;

         o amend restrictive covenants applicable to the Notes so that they are the same as the restrictive covenants in Pioneer's senior notes that were originally issued as high-yield notes; and

         o amend the provisions of the Notes that suspend the restrictive covenants when the Notes have certain investment grade ratings so that those provisions are the same as the suspension and permanent-elimination provisions in Pioneer's senior notes that were originally issued as high-yield notes.

Approval of the Proposed Amendments will require the consent of a majority in outstanding principal amount of the Notes. The Consent Solicitation expires at 5:00 p.m., New York City time, on Friday, October 29, 2004, unless extended by Pioneer at its sole discretion.

Pioneer believes that the holders of the Notes will benefit from the elimination of the subordination provisions provided in the proposed amendments, if they are approved. Elimination of the subordination provisions of the Notes will result in the Notes' ranking equally in right of payment with Pioneer's existing and future unsecured senior debt as well as ranking senior in right of payment to all future subordinated debt of Pioneer. The Notes currently do not have an investment grade rating primarily because they are subordinated to Pioneer's senior debt. At October 1, 2004, Pioneer's publicly-traded senior notes were rated Baa3 by Moody's Investors Services, Inc. and BBB- by Standard & Poor's Ratings Group, Inc., both of which are considered investment grade ratings. If the subordination provisions of the Notes are eliminated, the Notes are expected


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to receive the same ratings that Pioneer's  publicly-traded senior notes have at that time. If those ratings continue to be investment grade at that time, it is expected that the Notes would experience an increase in trading price. The ratings and trading prices of the Notes will depend on many factors, including our financial condition and results of operations and general market and economic conditions. No assurance can be given that the Notes will receive investment grade ratings if the proposed amendments are adopted or that the market price of the Notes will increase.

The Change of Control Offer and Consent Solicitation are not dependent on each other. Holders of the Notes may tender their Notes in the Change of Control Offer without also delivering their consent in the Consent Solicitation, or holders may deliver their consent in the Consent Solicitation without tendering their Notes in the Change of Control Offer, or they may both tender the Notes and deliver consent, or take neither action.

The terms of the Change of Control Offer and Consent Solicitation are described in the Notice of Change of Control, Offer to Purchase, and Consent Solicitation Statement of Pioneer, dated as of October 12, 2004 (the "Notice"). Wachovia Bank, National Association is the exchange agent for the Change of Control Offer and tabulation agent for the Consent Solicitation. D.F. King & Co., Inc. is the information agent for the Change of Control Offer and Consent Solicitation. Credit Suisse First Boston LLC is Pioneer's financial advisor for the Consent Solicitation.

Requests for copies of the Notice and questions regarding the Change of Control Offer and Consent Solicitation may be directed to Wachovia Bank, National Association at (704) 590-7413; to D.F. King & Co., Inc. at (212) 269-5550; or to
Pioneer at (972) 444-9001. Holders of the Notes may also contact Credit Suisse First Boston LLC at (800) 820-1653 (US toll-free) with questions regarding the Consent Solicitation.

This announcement is not an offer to purchase or a solicitation of consent with respect to any securities. The Change of Control Offer and Consent Solicitation will be made solely by the Notice.

If the Consent Solicitation would constitute the offer of a new security, Pioneer is making the Consent Solicitation in reliance on the exemption from the registration requirements of the Securities Act of 1933 afforded by Section 3(a)(9) thereof.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Gabon, South Africa and Tunisia. Pioneer's headquarters are in Dallas, Texas. For more information, visit Pioneer's website at www.pioneernrc.com .

Except for historical information contained herein, the statements in this Document are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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